            As filed with the Securities and Exchange Commission on May 21, 2001
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                   SCHEDULE TO
                                  (Rule 13e-4)
            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)

                              --------------------

                                  PFSWEB, INC.
         (Name of Subject Company (Issuer) and Filing Person (Offeror))

                              --------------------

          Options to Purchase Common Stock, $.001 Par Value Per Share,
             Having an Exercise Price of $4.00 Per Share or Greater
                         (Title of Class of Securities)

                                ----------------

                                    717098107
                      (CUSIP Number of Class of Securities)
                            (Underlying Common Stock)

                                ----------------

                                 Mark C. Layton
                      Chairman and Chief Executive Officer
                                  PFSweb, Inc.
                          500 North Central Expressway
                               Plano, Texas 75074
                                 (972) 881-2900
                     (Name, address and telephone number of
                          person authorized to receive
                          notices and communications on
                            behalf of filing person)

                                    Copy to:
                             Morris Bienenfeld, Esq.
                              Wolff & Samson, P.A.
                               5 Becker Farm Road
                           Roseland, New Jersey 07068
                                 (973) 533-6532

                            CALCULATION OF FILING FEE

================================================================================

                  Transaction valuation*                                     Amount of filing fee **
                  ----------------------                                     -----------------------
                        $2,223,214                                                     $445

================================================================================
* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 3,756,126 shares of common stock of PFSweb, Inc. having an aggregate value of $2,223,214 as of April 27, 2001 will be exchanged and/or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

**  Previously paid
================================================================================

 [ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.
Form or Registration No.: Not applicable.
Filing party: Not applicable.
Date filed: Not applicable.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ] third party tender offer subject to Rule 14d-1.
[X] issuer tender offer subject to Rule 13e-4.
[ ] going-private transaction subject to Rule 13e-3.
[ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]



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


PFSweb, Inc. hereby amends the Schedule TO-I filed on April 30, 2001 (SEC File No. 5-59323) by adding certain summary financial information and by revising the safe harbor for forward looking statements, in each case, as set forth in the Supplemental Letter to Eligible Option Holders filed herewith as Exhibit (a)(9) and incorporated herein.

ITEM 12. EXHIBITS.

         (*)(a) (1) Form of cover letter to Eligible Option Holders.

         (*)(a) (2) Offer to Exchange, dated April 30, 2001.

         (*)(a) (3) Form of Letter of Transmittal to Eligible Option Holders.

         (a) (4) PFSweb, Inc. Annual Report on Form 10-K for its fiscal year ended March 31, 2000, filed with the Securities and Exchange Commission on June 29, 2000 and incorporated herein by reference.

         (a) (5) PFSweb, Inc. Quarterly Report on Form 10-Q for its fiscal quarter and nine months ended December 31, 2000, filed with the Securities and Exchange Commission on February 14, 2001 and incorporated herein by reference.

         (a) (6) PFSweb, Inc. 1999 Employee Stock Option Plan is incorporated herein by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1 (File No. 333-87675).

         (a) (7) PFSweb, Inc. Current Report on Form 8-K relating to its receipt of a delisting notice from The Nasdaq National Market on April 10, 2001, filed with the Securities and Exchange Commission on April 13, 2001 and incorporated herein by reference.

          (a)(8) PFSweb, Inc. Current Report on Form 8-K relating to its receipt of a notice dated April 30, 2001 rescinding the delisting notice from The Nasdaq National Market, filed with the Securities and Exchange Commission on April 30, 2001 and incorporated herein by reference.

         (a) (9) Form of Supplemental Letter to Eligible Option Holders

         (b)  Not applicable.

         (d)  Not applicable.

         (g)  Not applicable.

         (h)  Not applicable.

         ----------
         (*) Previously filed

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

                                           PFSWEB, INC.



                                           By: /s/ THOMAS J. MADDEN
                                              ----------------------------------
                                           Name: Thomas J. Madden
                                           Title: Executive Vice President and
                                                    Chief Financial and
                                                     Accounting Officer


Date: May 21, 2001

                                  EXHIBIT INDEX

Exhibit
Number                          Description
-------                         -----------
(a) (1)(*)  Form of cover letter to Eligible Option Holders.

(a) (2)(*)  Offer to Exchange, dated April 30, 2001.

(a) (3)(*)  Form of Letter of Transmittal to Eligible Option Holders.

(a) (4)     PFSweb, Inc. Annual Report on Form 10-K for its fiscal year ended
March 31, 2000, filed with the Securities and Exchange Commission on June 29,
2000 and incorporated herein by reference.

(a) (5)     PFSweb, Inc. Quarterly Report on Form 10-Q for its fiscal quarter and nine months ended December 31, 2000, filed with the Securities and Exchange
Commission on February 14, 2001 and incorporated herein by reference.

(a) (6)     PFSweb, Inc. 1999 Employee Stock Option Plan is incorporated herein by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1
(File No. 333-87675).

(a) (7)     PFSweb, Inc. Current Report on Form 8-K relating to its receipt of a delisting notice from The Nasdaq National Market on April 10, 2001, filed with the Securities and Exchange Commission on April 13, 2001 and incorporated herein by reference.

(a)(8) PFSweb, Inc. Current Report on Form 8-K relating to its receipt of a notice dated April 30, 2001 rescinding the delisting notice from The Nasdaq
National Market, filed with the Securities and Exchange Commission on April 30,
2001 and incorporated herein by reference.

(a)(9)      Form of Supplemental Letter to Eligible Option Holders

----------
(*) Previously filed.